Exhibit 10.24

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Execution Version

FRAMEWORK AGREEMENT

This Framework Agreement (this “Agreement”) is made and entered into as of June 10, 2021, by and among WindHQ LLC, a Delaware limited liability company (“WindHQ”), and Cipher Mining Technologies Inc., a Delaware corporation (“Cipher”). Each of WindHQ and Cipher are referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, WindHQ and its Affiliates are engaged in the business of providing the services specified on Exhibit A hereto to be performed by WindHQ under either the column with heading “Performed By” or “Supervised By” (such services, as supplemented, enhanced, modified or replaced upon the mutual written agreement of the Parties, the “WindHQ Services”);

WHEREAS, Cipher and its Affiliates are engaged in the business of providing the services specified on Exhibit A hereto to be performed by Cipher under either the column with heading “Performed By” or “Supervised By” (such services, as supplemented, enhanced, modified or replaced upon the mutual written agreement of the Parties, the “Cipher Services” and, collectively with the WindHQ Services, the “Services”); and

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions pursuant to which they will pursue the construction, build-out, deployment and operation of digital asset infrastructure at locations in the Territory (as defined below) (“Data Centers”) for the purpose of generating hash rate for use in Bitcoin mining.

NOW THEREFORE, on the basis of the mutual premises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1.

DEFINITIONS

1.1    Definitions. As used herein, the following capitalized terms shall have the meanings ascribed to them below:

“Affiliate” means, when used with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Bitfury” means Bitfury Top Holdco B.V., a private company with limited liability (besloten vennootschap) incorporated under the laws of The Netherlands.

“Board” has the meaning ascribed thereto in each applicable LLC Agreement.

“Budget” has the meaning set forth in Section 2.4.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

“Build-Out LLC” has the meaning set forth in Section 2.2(c)(ii).

“Business Day” means any day except a Saturday, Sunday or a legal holiday on which banks in New York or Texas are authorized or obligated by law to close.

“Business Plan” has the meaning set forth in Section 2.4.

“Capital Contribution” has the meaning ascribed thereto in each applicable LLC Agreement.

“Cipher Director” has the meaning ascribed thereto in each applicable LLC Agreement.

“Cipher Member” has the meaning ascribed thereto in each applicable LLC Agreement.

“Cipher Supervisor” has the meaning set forth in Section 2.3(b).

“Common Units” has the meaning ascribed thereto in each applicable LLC Agreement.

“Confidential Information” has the meaning set forth in Section 6.11.

“Control” means, when used with respect to a specified Person, (i) the ownership of voting securities representing 50% or more of the total outstanding voting securities of such Person or (ii) the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or interests, by contract or otherwise. “Controlled” will have a correlative meaning.

“Data Centers” has the meaning set forth in the recitals.

“Development Fee” has the meaning set forth in Section 2.3(b)(i).

“Effective Date” means the date the SPAC Transaction is closed and Cipher receives the relevant funding contemplated by the SPAC Transaction.

“Expansion Members” has the meaning set forth in Section 2.2(c).

“Expansion Project” has the meaning set forth in Section 2.2(c).

“Expansion Units” has the meaning set forth in Section 2.2(c).

“Financial Close” has the meaning set forth in Section 2.2(a).

“Future Data Center LLC” has the meaning set forth in Section 3.2(a).

“Future Data Centers” has the meaning set forth in Section 3.1(a).

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

“Governmental Authority” means any federal, state, local, municipal or foreign governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; or any court or governmental tribunal or any arbitrator or arbitration panel.

“Initial Data Center LLC” has the meaning set forth in Section 2.1(a).

“Initial Data Centers” has the meaning set forth in the preamble to Article 2.

“JAMS Rules” has the meaning set forth in Section 6.8(a).

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Authority.

“LLC Agreement” has the meaning set forth in Section 2.1(a).

“Member” has the meaning ascribed thereto in each applicable LLC Agreement.

“MSSA” means that certain Master Services and Supply Agreement between Cipher and Bitfury to be effective from and after the Effective Date.

“MW” means megawatts.

“Person” means any individual or any corporation, limited liability company, partnership, limited partnership, limited liability partnership, joint venture, trust, business trust, unincorporated association, estate or other legal entity.

“Provider” means, (i) with respect to any WindHQ Services, WindHQ or its applicable Affiliates, (ii) with respect to any Cipher Services, Cipher or its applicable Affiliates.

“Representative” has the meaning set forth in Section 6.11.

“Services” has the meaning set forth in the recitals.

“SPAC Transaction” means the business combination contemplated by the Agreement and Plan of Merger, dated as of March 4, 2021, by and among Cipher, Good Works Acquisition Corp., a Delaware corporation (“SPAC”), and Currency Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the SPAC (“Merger Sub”), upon the closing of which Merger Sub will merge with and into Cipher with Cipher as the surviving corporation, which will be named Cipher Mining Inc. and is expected to be listed on Nasdaq under the new ticker symbol “CIFR.”

“Subcontractors” has the meaning set forth in Section 2.3(c)(iii).

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

“Supervision Fee” has the meaning set forth in Section 2.3(b)(ii).

“Territory” means the United States.

“Units” has the meaning ascribed thereto in each applicable LLC Agreement.

“WindHQ Director” has the meaning ascribed thereto in each applicable LLC Agreement.

“WindHQ Member” has the meaning ascribed thereto in each applicable LLC Agreement.

“WindHQ Supervisor” has the meaning set forth in Section 2.3(b).

1.2    Interpretation. All references in this Agreement to Articles, Sections, Exhibits and Annexes shall be deemed to be references to Articles and Sections of, and Exhibits and Annexes to, this Agreement unless the context otherwise requires. The Exhibits and Annexes attached hereto are incorporated herein by reference and shall be considered part of this Agreement (and, for purposes of clarification, references to this “Agreement” shall include all Exhibits and Annexes attached hereto). Words in the singular include the plural, and words in the plural include the singular. Any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words “hereof”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified, supplemented or restated, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All references to a “Party” or “Parties” mean a party or parties to this Agreement unless the context requires otherwise, and all references to any party shall mean and include such party, its successors and permitted assigns unless the context otherwise requires. Any and all payments under this Agreement shall be paid in United States Dollars. All references to “$” herein mean United States Dollars.

ARTICLE 2.

INITIAL DATA CENTERS

With respect to each of the Data Centers identified on Exhibit B hereto (the “Initial Data Centers”), the Parties hereby agree as follows:

2.1    Limited Liability Company Agreements.

(a)    Each Party or its applicable Affiliate shall become a member of a Delaware limited liability company that will own and operate the Initial Data Center in accordance with the

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

terms of this Agreement (each, an “Initial Data Center LLC”). In furtherance of the foregoing, each Party shall or shall cause its applicable Affiliate to execute and deliver an amended and restated limited liability company agreement for each Initial Data Center LLC substantially in the form of Annex I hereto (each such agreement, an “LLC Agreement”). In the event of a conflict between an LLC Agreement and this Agreement, such LLC Agreement shall govern. WindHQ or its applicable Affiliates executing each LLC Agreement shall be the “WindHQ Members” thereunder, and Cipher or its applicable Affiliates executing each LLC Agreement shall be the “Cipher Members” thereunder.

(b)    With respect to each Initial Data Center LLC, (i) the WindHQ Members shall be issued a number of Common Units such that the WindHQ Member will initially own a percentage of the total Common Units of such Initial Data Center LLC equal to the percentage set forth opposite the name of the applicable Initial Data Center under the column heading “WindHQ %” on Exhibit B hereto and (ii) the Cipher Members shall be issued a number of Common Units such that the Cipher Member will initially own a percentage of the total Common Units of such Initial Data Center LLC equal to the percentage set forth opposite the name of the applicable Initial Data Center under the column heading “Cipher %” on Exhibit B hereto.

2.2    Funding Obligations.

(a)    The Parties shall agree on the aggregate amount of initial funding required for each Initial Data Center LLC (such amount, with respect to each such Initial Data Center LLC, the “Initial Funding Amount”). It shall be a condition to the issuance of the Common Units in each applicable Initial Data Center LLC to each applicable WindHQ Member and each applicable Cipher Member that such WindHQ Member or such Cipher Member, as applicable, shall have made initial Capital Contributions to the applicable Initial Data Center LLC in an amount equal to the product of the applicable Initial Funding Amount and the percentage interest of such WindHQ Member or such Cipher Member, as applicable. WindHQ shall cause the applicable WindHQ Members to make the applicable Capital Contributions of the WindHQ Members described in the preceding sentence, and Cipher shall cause the applicable Cipher Members to make the applicable Capital Contributions of the Cipher Members described in the preceding sentence. The date on which the Initial Funding Amount has been fully contributed to any Initial Data Center LLC is referred to herein as the “Financial Close” for such Initial Data Center LLC.

(b)    For each Initial Data Center, the Parties shall cooperate to prepare a financial model incorporating the relevant economic factors of such Data Center (including, but not limited to, expected Bitcoin price, network hashrate, energy price and capital expenditures) as of the Financial Close for such Initial Data Center. Such financial model also shall include a target projected return for Expansion Projects of the applicable Initial Data Center (such return for such Initial Data Center, the “Economic Threshold”).

(c)    With respect to any Initial Data Center LLC, one or more WindHQ Members, on the one hand, or Cipher Members, on the other hand (such WindHQ Members or Cipher Members, as applicable, the “Expansion Members”), may cause the Cipher Directors or

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

WindHQ Directors, as applicable, to propose at a meeting of the Board an expansion project related to the Initial Data Center owned and operated by the applicable Initial Data Center LLC (the “Expansion Project”). The Board shall thereafter establish the details of such Expansion Project, including the amount of Capital Contributions required to fund the Expansion Project and a determination of whether the projected return of the Expansion Project is reasonably expected to equal or exceed the Economic Threshold.

i.    If the projected return of an Expansion Project is reasonably expected to equal or exceed the Economic Threshold, then WindHQ shall cause the WindHQ Directors and Cipher shall cause the Cipher Directors to approve Capital Contributions to the Initial Data Center LLC in an aggregate amount sufficient to fund the Expansion Project in exchange for the issuance of additional Units in the Initial Data Center LLC in accordance with the applicable LLC Agreement (such Units, the “Expansion Units”). Each Member of the Initial Data Center LLC shall be entitled to subscribe for Expansion Units in accordance with the preemptive rights provisions set forth in Section 10.05 of the applicable LLC Agreement. If all Members of an Initial Data Center LLC do not elect to purchase their entire respective pro rata shares of Expansion Units, WindHQ shall cause the applicable WindHQ Members and Cipher shall cause the applicable Cipher Members to amend the applicable LLC Agreement to either (x) include a formula for future distributions from the applicable Initial Data Center LLC or (y) establish the Expansion Units as one or more additional classes of membership interests in the applicable Initial Data Center LLC and provide the holders thereof distributions of Distributable Assets (as defined in the applicable LLC Agreement) as appropriate to take into account the Capital Contributions made by each Member for the Initial Funding Amount and in exchange for Expansion Units. Such formula or determination of appropriate distributions shall take into account (1) the technical characteristics of equipment deployed (e.g., hashrate, efficiency, capital expenditures), (2) bitcoin network parameters and bitcoin price, (3) site and operational characteristics (e.g., power price, operations and management costs), (4) the relative ownership of Expansion Units by the Members of the Initial Data Center LLC and (5) methodologies to estimate certain variable parameters (e.g., power price and bitcoin mining revenues).

ii.    If the projected return for the Expansion Project is reasonably expected to be less than the Economic Threshold and the Board of the applicable Initial Data Center LLC does not approve of the Initial Data Center LLC undertaking the Expansion Project, the Expansion Members or their Affiliates may form or designate a separate limited liability company to pursue such Expansion Project (such separate limited liability company, a “Build-Out LLC”), and the Build-Out LLC may proceed with the Expansion Project and the Members of the Initial Data Center LLC other than the Expansion Members shall not be entitled to participate in such Expansion Project. In the event any Build-Out LLC proceeds with an Expansion Project, WindHQ shall cause the WindHQ Members of the Initial Data Center LLC that owns and operates the subject Initial Data Center, and Cipher shall cause the Cipher Members of such Initial Data Center LLC, to cause such Initial Data Center LLC to enter into a customary shared facilities agreement with such Build-Out LLC that provides such Build-Out LLC with the rights necessary to proceed with the Expansion Project. Such shared facilities agreement shall establish the proportionate share of the costs of the Initial Data Center to be paid by such Build-Out LLC, which shall be charged to the Build-Out LLC by the Initial Data Center LLC based on the actual cost to the Initial Data Center LLC without a markup.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

2.3    Services.

(a)    Pool and Custodian Services. The Parties will cause each Initial Data Center LLC to enter into agreements (on terms that are mutually agreed upon by the Parties) with (i) one or more providers mutually selected by the Parties for the provision to each Initial Data Center LLC of Bitcoin mining pool services, and (ii) one or more duly certified, custodians mutually selected by the Parties for the provision of Bitcoin custodial services to each Initial Data Center LLC.

(b)    WindHQ and Cipher Services. WindHQ or its applicable Affiliates shall provide and/or procure the provision of the WindHQ Services to each Initial Data Center LLC in accordance with the terms of this Agreement. Cipher or its applicable Affiliates shall provide and/or procure the provision of the Cipher Services to each Initial Data Center LLC in accordance with the terms of this Agreement. The Parties will cause each Initial Data Center LLC to enter into a project supervision agreement with applicable Affiliates of WindHQ (the “WindHQ Supervisor”) and a project supervision agreement with applicable Affiliates of Cipher (the “Cipher Supervisor”), in each case, in form and substance reasonably acceptable to each of WindHQ and Cipher and providing for the payment by each Initial Data Center LLC of the following fees:

i.    A fee (the “Development Fee”) equal to two-percent (2%) of capital expenditures made by an Initial Data Center LLC in respect of the initial development of the Initial Data Center owned and operated by such Initial Data Center LLC and any subsequent expansion shall be paid 50% to the WindHQ Supervisor and 50% to the Cipher Supervisor, in each case, when such capital expenditures are made; provided that if, at the time any Development Fee is payable by an Initial Data Center LLC, the ownership percentages of the equity interests in such Initial Data Center LLC are other than 51% owned by the WindHQ Members and 49% owned by the Cipher Members, the Development Fee shall be split among the WindHQ Supervisor and the Cipher Supervisor based on the then-current ownership percentages of the equity interests in such Initial Data Center LLC by the WindHQ Members or the Cipher Members, as applicable (e.g., if the WindHQ Members owns 80% of the equity interests in any Initial Data Center LLC, then the WindHQ Supervisor would receive 80% of the Development Fee (or 1.6% (i.e., 0.80 x 0.02 = 0.016) of the associated capital expenditures on which such Development Fee is based), and the Cipher Supervisor would receive 20% of the Development Fee (or 0.4% (i.e., 0.20 x 0.2 = 0.04) of the associated capital expenditures on which such Development Fee is based).

ii.    A fee (the “Supervision Fee”) equal to two-percent (2%) of the gross revenues of each Initial Data Center LLC, payable monthly based on the immediately prior month gross revenue of such Initial Data Center LLC, 50% to WindHQ and 50% to Cipher, provided that WindHQ and Cipher continue to oversee the operations of the Initial Data Center owned and operated by such Initial Data Center LLC, and such Initial Data Center LLC is owned (at least a one-percent (1%) interest) by the WindHQ Members and the Cipher Members thereof, respectively.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

iii.    Other fees and expenses (other than those described in Sections 2.3(b)(i), 2.3(b)(ii) and 2.3(c)), e.g., for back-office functions and personnel responsible for paying bills, accounting, tax filings, etc., which shall be paid by each Initial Data Center LLC to the WindHQ Supervisor and/or the Cipher Supervisor (or their applicable Affiliates) at prevailing market rates.

iv.    In the event of a conflict between any applicable project supervision agreement and this Agreement, such project supervision agreement shall govern.

(c)    All Services shall be charged to each applicable Initial Data Center LLC at the same cost incurred by WindHQ or Cipher, as applicable, to procure the product or provide the service, as applicable; provided, however, that in the case of applicable services or products provided by Bitfury, the cost incurred shall be the price Bitfury charges Cipher in accordance with the MSSA. In the case of any services or products provided by or from Cipher, WindHQ, or Bitfury to an Initial Data Center LLC, such Initial Data Center LLC shall have the opportunity to purchase those same services and/or products from unaffiliated third parties.

i.    The breakdown of the Services to be provided by Cipher or WindHQ, as applicable, or Cipher and WindHQ jointly, for each Initial Data Center shall be substantially as set forth on Exhibit A.

ii.    Each Provider will adhere to the highest ethical and business standards in sourcing, procuring and supplying the Services and will perform all Services in a timely, professional and workmanlike manner in accordance with best practice and industry standards applicable in the digital asset infrastructure construction, build-out, deployment and operation sector in the United States, and in accordance with applicable Law.

iii.    Each Provider may procure products and services from, and subcontract the provision of the Services to be provided by such Provider hereunder to, appropriate third party providers (“Subcontractors”) as permitted under this Section 2.3(b)(iii). Notwithstanding any provision of Services by Subcontractors, each Provider shall at all times remain primarily liable for the acts or omissions of any Subcontractors engaged by it as if it were providing the applicable Services to each Initial Data Center LLC directly itself, subject to (A) any limitations of liability set out in this Agreement, and (B) the terms of any written agreements entered into by any Initial Data Center LLC directly with Subcontractors in connection with such Services. Each Provider shall ensure that its contract with each Subcontractor, as a minimum, imposes confidentiality restrictions in all material respects equivalent to those set out in Section 6.11 and audit rights sufficient to enable audits to be carried out to the extent provided in any agreement with respect to any applicable Services. To the extent any Initial Data Center LLC uses third party suppliers to provide products and services ancillary to the Services, each applicable Provider will, where reasonably practicable and at no material cost, seek to integrate its performance of the Services to be performed by it hereunder with the services performed by such third party suppliers so that the Initial Data Center LLC receives such Services seamlessly and without disruption.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Notwithstanding anything herein to the contrary, Cipher shall be permitted to engage Bitfury or any of its Affiliates as a Subcontractor in accordance with the terms of the MSSA to provide Services to any Initial Data Center LLC; provided that approval by the Board of the applicable Initial Data Center LLC shall be required for any such engagement if the pricing for the Services to be provided by Bitfury or any of its Affiliates will be determined other than in accordance with the MSSA.

iv.    The fees to be paid by any Initial Data Center LLC to any Provider for the Services shall be as agreed and billed on a monthly basis.

2.4    Business Plan and Budget. Prior to the Financial Close for any Initial Data Center LLC, WindHQ and Cipher shall approve an initial business plan (each, a “Business Plan”) for such Initial Data Center LLC and an initial budget (each, a “Budget”) for such Initial Data Center LLC, which shall serve as the general framework for the strategy and operation of the business of such Initial Data Center LLC. WindHQ and Cipher shall cause the Board of each Initial Data Center LLC to approve the Business Plan and Budget of such Initial Data Center LLC.

ARTICLE 3.

FUTURE DATA CENTERS

3.1    Cooperation and Information Rights.

(a)    During the term of this Agreement, the Parties shall use their respective commercially reasonable efforts to cooperate to identify, procure, develop and operate additional Data Centers (the “Future Data Centers”) in the Territory with aggregate total power capacity (including the Initial Data Centers) of up to 500 MW, in accordance with the development schedule set forth on Exhibit C.

(b)    WindHQ shall use commercially reasonable efforts to procure energy for Future Data Centers at the most favorable pricing then available. Cipher shall use commercially reasonable efforts to procure the applicable equipment needed for the Future Data Centers at the most favorable pricing then available.

(c)    Each Party shall, and shall cause its applicable Affiliates to, keep the other Party reasonably informed on a reasonably current basis of material developments in its efforts with respect to the Future Data Centers and, without limiting the foregoing, within three Business Days after either Party delivers a written request therefor to the other Party, each Party shall provide the other Party with any information reasonably requested by the other Party with respect to the Future Data Centers. WindHQ cannot provide any guarantee that it will be able to procure energy for Future Data Centers. Cipher cannot provide any guarantee that it will be able to procure applicable equipment for Future Data Centers.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

3.2    Applicable Agreements. With respect to any Future Data Center that becomes operational, the Parties hereby agree as follows:

(a)    Limited Liability Company Agreements.

i.    Each Party or its applicable Affiliate shall become a member of a Delaware limited liability company that will own and operate the Future Data Center in accordance with the terms of this Agreement (each, a “Future Data Center LLC”). In furtherance of the foregoing, each Party shall or shall cause its applicable Affiliate to execute and deliver an LLC Agreement for each Future Data Center LLC. WindHQ or its applicable Affiliates executing each LLC Agreement shall be the “WindHQ Members” thereunder, and Cipher or its applicable Affiliates executing each LLC Agreement shall be the “Cipher Members” thereunder.

ii.    With respect to each Future Data Center LLC, the Parties shall negotiate in good faith to determine the number of Common Units to be issued to the WindHQ Members and the Cipher Members, respectively, provided that in no event shall the WindHQ Members receive less than 51% of the aggregate initial Common Units specified in the applicable LLC Agreement for each Future Data Center LLC.

(b)    Services. The provisions of Section 2.2 and Section 2.3 shall apply with respect to any Future Data Center LLC, mutatis mutandis.

3.3    Business Plan and Budget. Prior to the execution of the LLC Agreement for any Future Data Center LLC, WindHQ and Cipher shall approve an initial Business Plan for such Future Data Center LLC and an initial Budget for such Future Data Center LLC, which shall serve as the general framework for the strategy and operation of the business of such Future Data Center LLC. WindHQ and Cipher shall cause the Board of each Future Data Center LLC to approve the Business Plan and Budget of such Future Data Center LLC.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants to the other Party as follows:

4.1    Such Party is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the ability of such Party to execute or deliver, or perform its obligations under, this Agreement.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

4.2    Such Party has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute, deliver and perform its obligations under this Agreement. Such Party and each of its applicable Affiliates has obtained and holds all qualifications, registrations, filings, franchises, licenses, permits, approvals, consents, accreditations, waivers, exemptions and authorizations from Governmental Authorities necessary to perform its obligations under this agreement or any other agreement referenced herein under which such Party is obligated to perform.

4.3    This Agreement has been duly executed and delivered by such Party and constitutes a valid and binding agreement of such Party, enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.4    The execution and delivery by such Party of this Agreement and the other agreements referenced herein to which such Party is or will be a party does not, and the performance by such Party of this Agreement and such other agreements will not, (a) violate any provision of the organizational documents of such Party; (b) conflict with or violate any law or regulation applicable to such Party or any of its Affiliates or by which any property or asset of such Party or its Affiliates is bound or affected; or (c) (i) require any consent or approval under, (ii) result in any breach of or any loss of any benefit under, (iii) constitute a default (or an event which with notice or lapse of time or both would become a default) under, or (iv) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any obligation or right under any material contract or permit to which such Party is a party or to which any of its property or assets is subject.

ARTICLE 5.

TERM AND TERMINATION

5.1    Term. The term of this Agreement shall begin on the Effective Date and shall remain in full force and effect, unless sooner terminated pursuant to Section 5.2. Notwithstanding the foregoing, the termination of this Agreement shall not relieve any Party of its obligations to perform any other unfulfilled obligation hereunder at the time of such expiration.

5.2    Termination.

(a)    This Agreement may be terminated in whole or in part at any time by the mutual written consent of the Parties.

(b)    In the event of a material breach of this Agreement by either Party, the non-breaching Party may terminate this Agreement upon written notice to the breaching Party; provided, however, that the non-breaching Party must first provide the breaching Party with a default notice specifying in reasonable detail the nature of such breach, and such breach shall have continued without cure for a period of thirty (30) days after the breaching Party’s receipt of such written notice of breach.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 6.

MISCELLANEOUS PROVISIONS

6.1    Amendment; Waiver. This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by each Party. Any Party may waive any of the terms or conditions of this Agreement by an agreement in writing executed by the Party against whom enforcement of such provision so waived is sought. No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.2    Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

6.3    Remedies. The Parties agree that, except as otherwise provided herein, this Agreement will be enforceable by all available remedies at applicable law or in equity (including specific performance). The Parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties breach or otherwise do not fully and timely perform their respective obligations under or in connection with the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to enforce specifically all terms and provisions hereof (in each case without any requirement to provide any bond or other security in connection therewith). Each of the Parties agrees that it will not oppose the granting of specific performance permitted by this Section 6.3 on the basis that (i) the party seeking specific performance has an adequate remedy of law or (ii) a suit, action or proceeding for specific performance is not an appropriate remedy for any reason at law or equity.

6.4    No Recourse. This Agreement may only be enforced against, and any claim based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement, may only be brought against the applicable Party, and then only with respect to the specific obligations set forth herein with respect to such Person. No past, present, or future director, officer, employee, incorporator, manager, member, partner, shareholder, Affiliate, agent, attorney, or other Representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any liability (whether in contract, tort, equity or otherwise) for any obligations or liabilities of any Party under this Agreement or for any claim based on, in respect of or by reason of the transactions contemplated hereby.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

6.5    No Third Party Beneficiaries. This Agreement shall be binding on each Party solely for the benefit of each other Party and nothing set forth in this Agreement, express or implied, shall be construed to confer, directly or indirectly, upon or give to any Person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Parties to enforce, any provisions of this Agreement.

6.6    Press Release; Communications. Any general notices, releases, statements or communications to the general public or the press relating to this Agreement or the transactions contemplated hereby shall be made only at such times and in such manner as may be agreed upon by each Party; provided, that any Party shall be entitled to issue such press releases and to make such public statements as are required by applicable law, in which case any other Party shall be advised thereof and such Party shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.

6.7    Governing Law. This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

6.8    Consent to Arbitration.

(a)    Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by definitive and binding arbitration by a single, neutral arbitrator. By entering into this arbitration agreement, and subject to Section 6.8(b), the Parties waive their right to a jury trial and to any other form of court resolution of their disputes and irrevocably agree to arbitrate any dispute hereunder. The arbitration will be administered by JAMS and will proceed in accordance with the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Rules”). Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be appointed by mutual agreement of the Parties, but if the Parties fail to reach agreement on an arbitrator within thirty (30) days of the commencement of the arbitration, then at the request of either Party, the arbitrator shall be appointed in accordance with the JAMS Rules. The seat of the arbitration will be New York, NY, without prejudice to the arbitrator’s authority to hold physical meetings and hearings in other any place that is convenient to the arbitrator and the Parties. The final award and any interim orders shall include a statement of the reasons underlying such award or orders. Any award of the arbitrator will be final and shall not be subject to any form of appeal. The prevailing Party shall be entitled to recover reasonable attorney’s fees, arbitration costs, and any other necessary disbursements incurred over the course of the arbitration.

(b)    Notwithstanding the provisions of Section 6.8(a), each of the Parties shall have the right, before the arbitrator is appointed, to seek provisional remedies, including a preliminary injunction compelling specific performance, from a court to preserve the status quo during the pendency of any arbitration and each of the Parties consents to personal jurisdiction for any such application in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction. Once appointed, the arbitrator shall have the power to continue or dissolve any provisional remedy granted by a court.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

6.9    Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any Party as a result of any breach or default by any other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

6.10    Other Agreements; Assignment. This Agreement, together with the agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties hereto or any of their Affiliates with respect to the subject matter contained herein. This Agreement shall be binding upon each of the Parties and each of their permitted successors and assigns. Other than as expressly provided herein, this Agreement shall not be assigned without the prior written consent of the Parties. Any assignment in derogation of the foregoing shall be null and void.

6.11    Confidentiality. Each Party hereto agrees (a) to, and shall cause its Affiliates and its and its Affiliates’ directors, officers, employees agents, advisors and other representatives (“Representatives”) to, keep any proprietary, non-public or confidential information supplied by or on behalf of any of the other Parties and their respective Affiliates (“Confidential Information”) confidential and (b) to use, and cause its Representatives to use, the Confidential Information only in connection with this Agreement and the other transactions contemplated hereby; provided, that the term “Confidential Information” does not include information that (i) is already in such Party’s possession, provided that such information is not subject to another confidentiality agreement with or other obligation of secrecy to any person, (ii) is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by such Party or such Party’s Representatives in breach of this Agreement, or (iii) is or becomes available to such Party on a non-confidential basis from a source other than any of the Parties or any of their respective Representatives, provided that such source is not known by such Party to be bound by a confidentiality agreement with or other obligation of secrecy to any Person. Nothing in this Section 6.11 shall prevent any Party from disclosing Confidential Information (1) upon the order of any court or administrative agency, (2) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (3) to the extent otherwise required by applicable law or regulation, (4) to the extent necessary in connection with the exercise of any remedy hereunder or (5) to such party’s Representatives that such Party determines in good faith need to know such information; provided, that, in the case of clause (1) or (3), such Party shall notify the other Party of the proposed disclosure as far in advance of such disclosure as practicable and permitted by applicable law, and use reasonable efforts to ensure that any information so disclosed is accorded confidential treatment, when and if available; provided, further, that Cipher may disclose the existence and terms of this Agreement in its public filings required under the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder without prior notice to WindHQ.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

6.12    No Other Representations or Duty. Each Party specifically understands and agrees that, except for the express representations and warranties set forth in Article 4 of this Agreement or the agreement referenced herein, no Party has made or will make any representation or warranty with respect to the terms, value or any other aspect of the transactions contemplated hereby, and each Party explicitly disclaims any warranty, express or implied, with respect to such matters. In addition, each Party specifically acknowledges, represents and warrants that it is not relying on any other Party (a) for its due diligence concerning, or evaluation of, the transactions contemplated hereby, (b) for its decision with respect to making any investment contemplated hereby or (c) with respect to tax and other economic considerations involved in such investment. In making any determination contemplated by this Agreement, each Party may make such determination in its sole and absolute discretion, taking into account only such Party’s own views, self-interest, objectives and concerns. No Party shall have any fiduciary or other duty to any other Party except as expressly set forth in this Agreement.

6.13    Limitation of Liability. Notwithstanding any provision of this Agreement to the contrary, neither Party nor its Affiliates shall be liable for any consequential, incidental, indirect, special, exemplary, or punitive damages (including lost or anticipated revenues, loss of profits, lost or anticipated savings, loss of business opportunity or injury to goodwill relating to the same and attorney’s fees) arising from any claim relating to this Agreement, the applicable agreements or the Services to be provided hereunder or thereunder or the performance of or failure to perform its obligations under this Agreement or any applicable agreement, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, and regardless of whether such damages are foreseeable or an authorized representative of such Party is advised of the possibility or likelihood of such damages.

6.14    Force Majeure. In the event that war, terrorist act, fire, explosion, natural disaster, accident, strike, riot, labor dispute, act of Governmental Authority, act of God or other contingency beyond the control of a Party causes any cessation or interruption of such Party’s performance hereunder, including the performance of any Services, performance by such Party shall be temporarily excused for the period of the disability, without liability. In the event that a Party is excused from performing in accordance with the terms of this Section 6.14 for a period exceeding 60 consecutive calendar days, the Party which has not been so excused may terminate this Agreement upon written notice to the other Party of such termination without prejudice.

6.15    No Partnership or Agency. Nothing in the Agreement shall constitute a partnership between the Parties or any of them or constitute any such Person as agent of any other for any purpose whatever and none shall have authority or power to bind the others or to contract in the name of or create liability against the others in any way or for any purpose save as expressly authorized in writing from time to time.

6.16    Counterparts. This Agreement may be executed in any number of counterparts (including by telecopy and electronic imaging scans), each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of this Agreement by an electronic method of transmission shall be equally effective as delivery of an original executed counterpart.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

6.17    Notices. All notices or other communications hereunder shall be in writing and shall be deemed given upon receipt on a Business Day if during the normal business hours of the recipient, or if not, on the next Business Day, if (a) delivered personally or (b) by email transmission (with confirmation of receipt), or (c) mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, in each case to the other Party at the following addresses (or such other address as shall be specified by written notice in accordance with this Section 6.17):

i.  If to WindHQ, to:

1212 New York Avenue, NW, Suite 1000

Washington, DC 20005

Attention: Leandro Alves, PhD

Email: lalves@windhq.com

with a copy (which shall not constitute notice) to:

Arnold & Porter Kaye Scholer LLP

601 Massachusetts Ave, NW

Washington, DC 20001

Attention: Joseph G. Howe III, Reuven Z. Graber

Email: joseph.howe@arnoldporter.com

            reuven.graber@arnoldporter.com

ii.  If to Cipher, to:

Cipher Mining Technologies Inc.

222 Purchase Street, #290

Rye, NY 10580

Attention: Will Iwaschuk, Chief Legal Officer

Email: will.iwaschuk@ciphermining.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, N.W.

Suite 1000

Washington, DC 20004

Attention: David Stewart, Christian McDermott, Rohith Parasuraman

E-mail: j.david.stewart@lw.com

            christian.mcdermott@lw.com

            rohith.parasuraman@lw.com

[Signature Pages Follow]

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representative as of the date first set forth above.

WINDHQ LLC

By:	/s/ Leandro Alves
Name: Leandro Alves
Title: President & COO

CIPHER MINING TECHNOLOGIES INC.

By:	/s/ Tyler Page
Name: Tyler Page
Title: Chief Executive Officer

[Signature Page to Framework Agreement]

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Exhibit A

Services Breakdown and Allocation

Construction Phase

The construction of each Initial Data Center will be led by WindHQ with Cipher’s continuous input. WindHQ will lead the efforts related to on-site construction. Cipher will be responsible for procuring BTC chips, motherboards, and servers under the MSSA with relation to Bitfury, or at market rates from other vendors. Cipher also will be responsible for delivering completed servers to each Initial Data Center site. To that end, below is the break-down of the responsibilities during the construction of each Initial Data Center.

Table EA-1: Construction of an Initial Data Center

Tasks	Performed By	Supervised By
A. Design, Procurement, Deployment
1. Basic and detailed engineering, with IFB, IFCR, IFC packages
Civil
i. Overall site layout	WindHQ-Cipher	WindHQ-Cipher
ii. Site grading layout, site grading Clauses	WindHQ-Cipher	WindHQ-Cipher
iii. Foundation layout, foundation plans and Clauses	WindHQ-Cipher	WindHQ-Cipher
iv. Pile schedule, fencing and gates	WindHQ-Cipher	WindHQ-Cipher
v. Offices layout, IT-trailer, workshop, warehouse and aux build,	WindHQ-Cipher	WindHQ-Cipher
vi. Utilities communications (water, sewage, heating)	WindHQ-Cipher	WindHQ-Cipher
Electrical communication design
vii. Power system study reports	WindHQ-Cipher	WindHQ-Cipher
viii. Single line diagram: site overall	WindHQ-Cipher	WindHQ-Cipher
ix. Transformer skids and switchgear single-line and specifications	WindHQ	WindHQ-Cipher
x. Single line diagram IT Office/Office/Workshop and auxiliary buildings	WindHQ-Cipher	WindHQ-Cipher
xi. Cable routing and cable trays details, cables schedule	WindHQ	WindHQ-Cipher
xii. Lightning protection report and Lightning protection layout	WindHQ-Cipher	WindHQ-Cipher
xiii. Site grounding study and layout	WindHQ	WindHQ
xiv. BBAC electrical layout and communication plan	Cipher	Cipher
SCADA and network layout
xv. Communication strategy	WindHQ-Cipher	WindHQ-Cipher
xvi. Overall site SCADA design	WindHQ-Cipher	WindHQ-Cipher
xvii. BlockBox SCADA design	Cipher	Cipher
4. Procurement
Energy equipment
i. High voltage equipment (e.g., transformers, breakers, switches)	WindHQ	WindHQ
ii. Medium and Low voltage equipment (e.g., switchgears, transformer)	WindHQ	WindHQ-Cipher
iii. Cables and accessories	WindHQ	WindHQ-Cipher
Others
iv. Construction services	WindHQ	WindHQ-Cipher
v. Offices trailers, warehouses, workshops	WindHQ	WindHQ-Cipher
vi. Spare parts stock	WindHQ	WindHQ-Cipher
vii. Logistics	WindHQ	WindHQ-Cipher
viii. Other equipment, services and materials, for project completion	WindHQ	WindHQ-Cipher
5. Construction
Ground works
i. Ground levelling	WindHQ	WindHQ
ii. Fencing and gates	WindHQ	WindHQ

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

iii. Grounding	WindHQ	WindHQ
iv. Foundations installation for BBACs, switchgears, offices etc.	WindHQ	WindHQ
v. Cable routes preparations (cable trays or in trenches)	WindHQ	WindHQ
vi. Site backfilling with gravel/road slabs	WindHQ	WindHQ
vii. Security system implementing	WindHQ	WindHQ
viii. Other measures, by project and/or authorities, incl. environmental	WindHQ	WindHQ
ix. BBAC unloading, installation and deployment	WindHQ	WindHQ-Cipher
x. Setting up the offices and auxiliary buildings (warehouse, workshop)	WindHQ	WindHQ
Electrical works
xi. Unloading energy equipment	WindHQ	WindHQ
xii. Interconnection with the local utility	WindHQ	WindHQ
xiii. Cables assembly and terminations	WindHQ	WindHQ
xiv. Equipment interconnection and testing	WindHQ	WindHQ-Cipher
xv. Auxiliary power supply panel and UPS installation and setting up	WindHQ	WindHQ
xvi. Diesel generator installation and tie-in	WindHQ	WindHQ
SCADA
xvii. Fiber connection installation and welding	WindHQ	WindHQ-Cipher
xviii. Weather station assembly and setting up	WindHQ	WindHQ-Cipher
xix. Operator room installation and setting up	WindHQ	WindHQ-Cipher
6. Commissioning
i. Factory acceptance tests for BBAC and major energy equipment	WindHQ-Cipher	WindHQ-Cipher
ii. Site acceptance testing upon receiving equipment on-site	WindHQ-Cipher	WindHQ-Cipher
iii. PLC programming, deployment, HMI/Historian dev & programming.	WindHQ	WindHQ-Cipher
iv. Equipment energization and launch	WindHQ-Cipher	WindHQ-Cipher
7. As-built documentation	WindHQ	WindHQ-Cipher

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Operational Plan

The operations of each Initial Data Center will be performed or managed by in-house staff that will be hired by each respective Initial Data Center LLC and will be supervised by WindHQ and Cipher. To that end, below on Table EA-2 is the break-down of the responsibilities for the operations of each Initial Data Center. “JV” where indicated below refers to the applicable Initial Data Center LLC.

Table EA-2: Tasks and Responsibilities for the Operations of each Initial Data Center

Tasks	Performed By	Supervised By
A. Design, Procurement, Deployment
1. Overall project management
i. Project management and quality control	JV	WindHQ-Cipher
ii. Process quality control and execution management	JV	WindHQ-Cipher
iii. Timing and budget management	JV	WindHQ-Cipher
iv. Risk management	JV	WindHQ-Cipher
2. Site selection for future data-centers
i. Site sourcing and high-level appraisal	WindHQ	WindHQ
ii. Technical due diligence	WindHQ-Cipher	WindHQ-Cipher
iii. Power procurement strategy and agreements	WindHQ	WindHQ
iv. Land lease negotiation and agreements	WindHQ	WindHQ
8. Personnel training
i. Operator training for PLC/SCADA/HMI systems	WindHQ	WindHQ
ii. Instruction package for operational personal	WindHQ-Cipher	WindHQ-Cipher
iii. Major components O&M manuals	WindHQ-Cipher	WindHQ-Cipher
iv. Safety policy and procedures development	WindHQ-Cipher	WindHQ-Cipher
9. Maintenance schedule preparation and operational support	WindHQ-Cipher	WindHQ-Cipher
B. Operations & Maintenance
1. 24x7 DC on-site monitoring services
i. Overall DC performance	JV	WindHQ-Cipher
ii. SCADA (Supervisory Control and Data Acquisition) sys. on-site mon.	JV	WindHQ-Cipher
iii. Power Infrastructure perform, trans. Temp. & load on-site monitoring	JV	WindHQ
iv. BBAC Hashrate, electrical load, humidity & temp on-site monitoring	JV	Cipher
v. IT trailer inside temperature on-site monitoring	JV	WindHQ
vi. CCTV system on-site monitoring	JV	WindHQ
vii. Physical security on-site monitoring	JV	WindHQ
viii. UPS systems on-site monitoring	JV	WindHQ
ix. Computing power traffic control & monitoring	JV	WindHQ
2. Energy Procurement & Optimization
i. Daily procurement of energy at the lowest possible price	WindHQ	WindHQ
ii. Demand-charge management and mitigation measures	JV	WindHQ
iii. Basis risk and pricing risk management	WindHQ	WindHQ
iv. Design and implementation of ancillary services	WindHQ-Cipher	WindHQ-Cipher
3. Miners maintenance
i. PSU change	JV	Cipher
ii. Hashboard change	JV	Cipher
iii. Motherboard replacements	JV	Cipher
iv. Fan control board replacements	JV	Cipher
v. Busbar board replacements	JV	Cipher
vi. Software and Firmware updates	JV	Cipher
vii. OrangePi microcomputer replacements	JV	Cipher
viii. Data communication cables replacement	JV	Cipher
ix. SD cards cloning and change	JV	Cipher
x. Fans replacements	JV	Cipher
xi. Servers general cleaning	JV	Cipher

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

4. BBAC container maintenance
i. PLC (Programmable Logic Controller) parameters set, maint. & replace	JV	Cipher
ii. Air filters maintenance and change	JV	Cipher
iii. Temperature and humidity sensors maintenance	JV	Cipher
iv. Electrical cabinet & power lines maintenance	JV	Cipher
v. Emergency stop system maintenance	JV	Cipher
vi. Network switches and power splitters maintenance and replacement	JV	Cipher
vii. Mini-PC data logger maintenance and replacement	JV	Cipher
viii. UPS maintenance and replacement	JV	Cipher
ix. Automatic louvres control system maintenance and replacement	JV	Cipher
x. Receptacles and fuses maintenance and replacement	JV	Cipher
xi. BBAC clearing	JV	Cipher
5. IT core network and management servers’ maintenance
i. IT and network equipment physical maintenance	JV	Cipher
ii. Wi-Fi access control system management and maintenance	JV	Cipher
iii. On-site LAN maintenance	JV	Cipher
iv. VLAN configuration and maintenance	JV	Cipher
v. Redundant and secure internet access and performance monitoring	JV	Cipher
vi. General IT system access monitoring and reporting	JV	Cipher
vii. Pool server monitoring and redundancy	JV	Cipher
viii. Mobile access services	JV	Cipher
ix. Data backup software maintenance	JV	Cipher
x. Disaster recovery services	JV	Cipher
xi. Secure VPN remote access services	JV	Cipher
xii. Global monitoring 24x7 emergency support services	JV	Cipher
xiii. UPS and Diesel generator power for IT network and equipment	JV	Cipher
6. Electricity infrastructure maintenance
i. Mid voltage (25KV) electricity supply from substation, cables & infra.	JV	WindHQ
ii. 25KV cubical switches (on/off device) maintenance	JV	WindHQ
iii. 25KV splitters maintenance	JV	WindHQ
iv. 25KV to 0.4KV 2500Kva oil transformer monitoring and maintenance	JV	WindHQ
v. 0.4KV electricity distribution system maintenance	JV	WindHQ
vi. Diesel generator (for office, workshop and IT network UPS)	JV	WindHQ
vii. UPS for critical infrastructure maintenance	JV	WindHQ
viii. Grounding and lightning strike protection system maintenance	JV	WindHQ
ix. PLC and SCADA system for monitoring and reporting maintenance	JV	WindHQ
x. Territory lights	JV	WindHQ
7. DC performance management system support
i. Hashrate reporting system maintenance	Cipher	Cipher
ii. Miners performance reporting system maintenance	Cipher	Cipher
iii. DC infrastructure management system maintenance	JV	WindHQ
8. Ventilation and air conditioning system maintenance
i. On-site office and workshop facilities ventilation system maintenance	JV	WindHQ
ii. On-site office & workshop facilities air conditioning maintenance	JV	WindHQ
iii. On-site office and workshop facilities heating system maintenance	JV	WindHQ
iv. IT trailer air conditioning, heating, and ventilation system maintenance	JV	WindHQ
v. IT trailer temperature monitoring system maintenance	JV	WindHQ
vi. Electronics repair trailer special ventilation system	JV	WindHQ
9. General facility and territory maintenance
i. Office, workshops and BBAC cleaning	JV	WindHQ
ii. Territory cleaning	JV	WindHQ
iii. Snow, water and dirt removal	JV	WindHQ
iv. General facility maintenance and repairs	JV	WindHQ
v. On-site water closet maintenance	JV	WindHQ
vi. Kitchen services (team, coffee, fridge, microwave, etc.)	JV	WindHQ
vii. Catering services	JV	WindHQ
viii. On-site service vehicles maintenance	JV	WindHQ
ix. Security guards trailer maintenance	JV	WindHQ
10. Water supply
i. On-site office needs water supply	JV	WindHQ

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

ii. Drinking water supply	JV	WindHQ
iii. Wastewater utilization	JV	WindHQ
iv. On-site office needs water system maintenance	JV	WindHQ
v. On-site office water heating / cooling system maintenance	JV	WindHQ
11. Electronics diagnostics and repairs, including:
i. PSU repairs	JV	Cipher
ii. Hash boards repairs, ASIC and Powerchips replacement	JV	Cipher
iii. Motherboards repairs	JV	Cipher
iv. Fan control boards repairs	JV	Cipher
v. Busbar boar repairs	JV	Cipher
vi. OrangePi repairs	JV	Cipher
vii. Diagnostics of overall system components	JV	Cipher
12. Security systems maintenance
i. Facility CCTV services and system maintenance	JV	WindHQ
ii. Access control services and system maintenance	JV	WindHQ
iii. Security guards 24x7 services	JV	WindHQ
iv. Fire alarm services and system maintenance	JV	WindHQ
v. Storage facilities alarm services and system maintenance	JV	WindHQ
vi. Territory fence maintenance	JV	WindHQ
13. Procurement and Inventory
i. Repair parts sourcing and delivery	JV	Cipher
ii. Facility maintenance materials sourcing and delivery	JV	WindHQ
iii. Electricity infrastructure replacement parts sourcing and delivery	JV	WindHQ
iv. Cooling systems repair and maintenance parts sourcing and delivery	JV	WindHQ
v. Global ad-hoc logistics and supply management services	JV	WindHQ
vi. Cargo unload, load, and secure transport packing	JV	WindHQ
vii. Export and import services	JV	WindHQ-Cipher
viii. Storage and warehouse management	JV	WindHQ
14. Environment, health, and safety
i. Electrical safety trainings and certification	JV	WindHQ-Cipher
ii. Emergency first response trainings and certification	JV	WindHQ-Cipher
iii. Work safety procedures, monitoring and auditing	JV	WindHQ-Cipher
iv. Hazards awareness	JV	WindHQ-Cipher
v. Safety audit and improvement program	JV	WindHQ-Cipher
15. Project management and quality control during major repairs
i. Projects management and execution control	JV	WindHQ-Cipher
ii. Process quality control	JV	WindHQ-Cipher
iii. Documentation, procedures, and policies	JV	WindHQ-Cipher

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Exhibit B

Initial Data Centers

Site	Total Capacity	WindHQ %	Cipher %
[***]	Up to 40 MW	51%	49%

[***]	Up to 200 MW in incremental phases of 10 MW	51%	49%

[***]	Up to 200 MW in incremental phases of 10 MW	51%	49%

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Exhibit C

Future Data Center Build-Out Schedule

Target Date	Aggregate Target Capacity
December 31, 2022	110 MW

December 31, 2023	210 MW

December 31, 2024	340 MW

December 31, 2026	500 MW